                                                                   Exhibit 99.01
                                                                 TAP's Form 10-K
                                                               December 31, 1998
                                                                         Page 43



     Beginning in January 1997, sixteen purported class actions and one multi-party suit were commenced in various courts against certain subsidiaries of the Company, dozens of other insurers and the National Council on Compensation Insurance ("NCCI"). The allegations in the actions are substantially similar. The plaintiffs generally allege that the defendants conspired to collect excessive or improper premiums on certain loss-sensitive workers' compensation insurance policies in violation of state insurance laws, antitrust laws, and state unfair trade practices laws. Plaintiffs seek unspecified monetary damages. Actions have been commenced in the following jurisdictions: Georgia (El Chico Restaurants, Inc. v. The Aetna Casualty and Surety Company, et al. and FFE Transportation Services, Inc. et al. v. NCCI, et al.); Tennessee (El Chico Restaurants, Inc. v. The Aetna Casualty and Surety Company, et al.); Florida (Bristol Hotel Management Corp., et al. v. The Aetna Casualty and Surety Company, et al.); New Jersey (Foodarama Supermarkets, Inc., et al. v. The Aetna Casualty and Surety Company, et al.); Illinois (Hill-Behan Lumber Co v. Hartford Insurance Co. et al. and CR/PL Management Co., et al. v. Allianz Insurance Company Group, et al.); Pennsylvania (Foodarama Supermarkets, Inc. v. The Aetna Casualty and Surety Company, et al.); Missouri (Hill-Behan Lumber Corp., et al. v. Hartford Insurance Co., et al.); California (Dal-Tile Corp., et al. v. NCCI, et al.); Texas (Sandwich Chef of Texas, Inc., et al. v. Reliance National Insurance Company, et al.); Alabama (Alumax Inc., et al. v. Allianz Insurance Company, et al.); Michigan (American Association of Retired Persons, et al. v. National Surety Corp., et al.); Kentucky (Payless Cashways, Inc., et al. v. National Surety Corp., et al.); New York (Burnham Service Corp.
v. NCCI, et al.); and Arizona (Albany International Corp. v. American National Fire Insurance Company, et al.). The Company has vigorously defended all of the above-mentioned cases, and intends to continue doing so.